UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: May 21, 2009

(Date of earliest event reported)

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9927	95-2594724
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3405 West Dr. Martin Luther King Jr. Boulevard Suite 101 Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 288-4808

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sale of Equity Securities.

On May 21, 2009, Comprehensive Care Corporation (“CompCare”) entered into a Subscription Agreement (the “Agreement”) with Howard M. Jenkins. Pursuant to the Agreement, Mr. Jenkins purchased 8,000,000 shares of CompCare common stock for $2,000,000. CompCare intends to use the net proceeds from the sale of these securities for working capital and general corporate purposes. As a result of the transaction, Mr. Jenkins will own 14,000,000 shares of CompCare common stock or approximately 43.4% of the total number of shares outstanding. The shares of common stock will be issued after CompCare completes the previously disclosed increase in its authorized common stock, which will occur approximately 20 days from the date of this filing.

The shares of CompCare common stock were sold in a private transaction not involving a public offering. Based on certain representations and warranties of in the Agreement, CompCare relied on Section 4(2) of the Securities Act for an exemption from the registration requirements of the Securities Act. The CompCare common shares purchased have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

COMPREHENSIVE CARE CORPORATION

By:	/s/ Giuseppe Crisafi
Name:	Giuseppe Crisafi
Title:	Chief Financial Officer

Date: May 28, 2009

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